AIRPORT EXECUTIVE OFFICES LICENSE AGREEMENT
                   -------------------------------------------

Date:   January 28, 2003

Parities:   Licensor - Airport Executive Offices Inc. ("Licensor")
            Licensee - Microsourceonline ("Licensee")

Address of the Business Centre:  Suite 200, 2810 Matheson Blvd. E., Mississauga,
                                 Ontario, L4W 4X7

Licensor's Address:   Suite 200, 2810 Matheson Blvd. E., Mississauga, Ontario,
                      L4W 4X7

Details of Licensee

     Contact Name (person who can bind the Licensee)/Title:   Jamie Lobo
     Address:   Suite 200, 2810 Matheson Blvd. E., Mississauga, Ontario, L4W 4X7

     Telephone:   1-905-320-7000                Fax: 1-418-712-8971

     Invoicing Address (if different):
     Telephone:                                 Fax:

Initial Term of agreement: Start Date: Feb 1st, 2003    End Date: Month-to-Month
Note: This agreement requires the licensee to give one-month notice. This overrides the termination notice given in the "Ending Agreement" in Terms & Conditions.

Licensee's Room Number & Number of Workstations (collectively, the "Premises"):

Office Number(s): 117/121/122/130/155 & Ground Floor
                                      Telephone sets: $58.00 (less 26% discount)
                                                      = $54.50 per set
                                      Telemarketers phone sets:  $29.00 each
Number of People Per Office:  2-10
Note: The use of the Premises shall be limited to general office purposes and only for the business stated in this agreement to a maximum of two (2) people at any time.

Fees: Monthly Minimum:  $500.00 ea. (4 inside offices)
                                          Monthly Variable Realty Taxes:  N/A
                        $1,000.00 (office #155)
                        $1,800.00 (ground floor)
                                         Internet Access:  $50.00 per connection

Total Monthly Fees: $5,490.00
                                         Security Deposit: $4,800.00 ($4,200 to
                                         be Transferred from QQEO)

Deposit for Fees for Last Mont: $4,800.00
                                    Deposit for Realty Taxes for Last Month: N/A
(4,200.00 to be transferred from QQEO)
Note: Fees for First Month and Deposits are to be paid by you at the time of this signing of this Agreement

Nature of Licensee's Business in the Business Centre: Internet Technology

Comments: Internet Access costs will be re-visited more than 10 connections.

This Agreement incorporates our Terms & Conditions attached to this agreement, which you confirm you have read and understand. We both agree to comply with our respective obligations under this Agreement. The person signing this Agreement for the Licensee has represented herself/himself to the Licensor as having the authority to legally bind the Licensee to the terms of this Agreement and the Licensor shall be entitled to rely upon such representation without any obligation to verify it.

Licensee: Microsourceonline             Licensor: Airport Executive Offices Inc.

By: /s/ Jamie Lobo                      By: /s/ Angie Romano
   ---------------------------------       ---------------------------------

Name: Jamie Lobo                        Name: Angie Romano

Title: CFO                              Title: Office Manager


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                               TERMS & CONDITIONS
                               ------------------

AIRPORT EXECUTIVE OFFICES

The Terms & Conditions are an integral part of the License Agreement (the "Agreement") which you (the "Licensee") have signed with us (the "Licensor") to use offices in our business centre (the "Centre"). If two or more of you have signed the Agreement your liabilities are joint and several. The Agreement supersedes any previous agreement you may have had with us for the same services and contains all the terms upon we have agreed.

STANDARD SERVICES INCLUDED IN YOUR STANDARD FEE

Furnished office accommodation: We are to provide the number of serviced and fully furnished office rooms for which you have agreed to pay in the Centre stated in the Agreement. The agreement lists the rooms we have initially allocated for your use. We may need to allocate different rooms from time to time, but these will be of equivalent size and we will attempt to obtain your approval with respect to such different rooms in advance.

Office Services: We are to provide the following office services from you furnished office(s):

o    executive furniture, artwork, plant, halogen lamp, desk pad etc.
o    professional telephone answering in your company name
o    reception of your visitors by our receptionist
o    24 hours per day / 7 days a week access to your Premises
o    heating and air conditioning during regular Centre hours
o    lighting and electrical power
o    office cleaning and maintenance
o    use of kitchen and washrooms
o    handling of incoming mail and couriers (delivered to you office)
o    complimentary Globe & Mall and Toronto Star newspapers

Telecommunication Services: We include and/or set-up your company's telecommunication numbers on our system. The Licensee acknowledges that they have the option of choosing their own local/long distance carrier or using a DID line. If you set up through an outside carrier, or carry forward an existing line, your company will receive a separate invoice from the selected carrier. With our DID lines there are no monthly carrier charges. Please refer to our published rates for the charges related to the telecommunication services.

ADDITIONAL SERVICES

The following list is a sample of services that are available at an additional charge, which are subject to change from time to time. Please refer to our published rates for a complete list of services that are available.

     o    Secretarial                 Meeting Facilities & Conference Rooms
     o    Word Processing             Catering
     o    Photocopying                Building Directory
     o    Facsimile                   Postage
     o    Printing                    Courier
     o    Scanning


USING THE CENTRE

The nature of your business: You must only use the accommodation for office purposes, and only for the business stated in the Agreement or subsequently agreed with us. Office use of a "retail" nature, involving frequent visits by members of the public, is not permitted. You must not carry on a business, which competes with our business of providing serviced office accommodation. You must not use our name in any way in connection with your business, but may use the name of the Centre as part of your business address.

Signs: You must not put up any signs on the doors to your accommodation or anywhere else, which is visible from outside the rooms you are using.

Taking care of our property: You must take good care of all parts of the Centre, its equipment, fittings and furnishings which you use. You must not alter any part of it. You are liable for any damage caused by you or those in the Centre with your permission or at your invitation.

The Licensee agrees to surrender the office accommodation to the Licensor in the same state of repair and conditions originally received by the Licensee, normal wear and tear expected.

Office furniture and equipment: You must not install any furniture or office equipment, cabling, IT or telecom connections without our consent, which we may refuse at our absolute discretion.

Keys and security: Any keys or entry cards, which we let you use remain our property at all times. You must not make any copies of them or allow anyone else to use them without our consent. Any loss must be reported to us immediately and you must pay the cost of replacement keys or cards and of changing locks, if required. If you are permitted to use the Centre outside normal working hours it is your responsibility to lock the doors to your accommodation and to the Centre when you leave.

Comply with the law: You must comply with all relevant laws and regulations in the conduct of your business. You must do nothing illegal. You must not do anything that may interfere with the use of the Centre by us or by others, cause any nuisance or annoyance, increase the insurance premiums we have to pay or cause loss or damage to us or to the owner of any interest in the building, which contains the Centre.

Comply with Rules: You must comply with all published rules which we have for the Centre.

Nuisance: You must not carry on your business in the Centre in a way, which disturbs or creates a nuisance for the other uses of the Centre. In particular, you must not play music or use amplification equipment in a way that can be heard outside your rooms.

Insurance: It is your responsibility to arrange insurance for your own property, which you bring into the Centre and for your own liability to your employees and to third parties.

PROVIDING THE SERVICES

Access to Premises: We can enter you offices at any time. However, unless there is an emergency we will as a matter of courtesy try to inform you in advance when we need access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. We will also respect security procedures to protect the confidentiality of your business.

Failure to Provide Premises: if for nay reason we cannot provide the number of rooms stated in the Agreement by the first day of the term, we have no liability to you for any loss or damages. We will not charge you the standard fee for your Premises until they become available.

Suspension of Services: We may by notice suspend the provision of services (including access to the accommodation) due to the occurrence of events beyond our reasonable control, in which event payment of the standard fee will also be suspended for the same period.

Our Liability: We are not liable for any loss as a result of (a) our failure to provide a service to you; (b) the failure of any our equipment; (c) any mistakes (negligent or otherwise) which may be made by any person provided by the Licensor to the Licensee as part of the Additional Services; (d) any injury to any person in the Centre; and (e) any damage, loss or destruction of property in the Centre.

Indemnities: You must indemnify us in respect of all liability, claims, damages, loss and expenses which may arise (except to the extent caused by our gross negligence or willful misconduct).

     o    if someone dies or is injured while in the accommodation you are using
     o    from a third party in respect of your use of the Centre and services
     o    from a third party in respect of our provision of services to you
     o    if you do not comply with the terms of the Agreement

You must also pay any costs, including reasonable legal fees, which we incur in enforcing the Agreement.

                                                               Licensee initials
                                                 --------------


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Confidentiality:  The terms of the  Agreement are  confidential.  You are not to disclose them with our consent unless required to do so by law or an official authority. This obligation continues after the Agreement ends.

Rules and Regulations: The Licensee shall comply with the rules and regulations attached as Schedule "A" and such further and other rules and regulations as may subsequently be made by the Licensor, the Licensor being entitled to make further rules and regulations regarding the Premises and the Centre and the use of same.

YOUR AGREEMENT

Nature of Agreement: The whole of the Centre remains our property and in our possession and control. You acknowledge that the Agreement creates no tenancy interest, leasehold estate or other real property interest in your favour with respect to the Premises. We are giving you just the right to share with us the use of the Centre so that we can provide the services to you. The Agreement is personal to you and cannot be transferred to anyone else and you may not share the Premises with any other person. We may transfer the benefit of the Agreement and our obligations under it at any time.

Duration: The Agreement lasts for the period stated in it and will then automatically be extended on a month to month basis thereafter, until brought to an end by you or by us. The monthly fee during any extension period will be such amount as the Licensor may specify, which will not be less than the monthly fee payable immediately prior to the extension period.

Ending Agreement: Either of us can terminate the Agreement at the end date stated in it, or at the end of any extension. In event the Licensee intends to terminate, to be effective at the end of the term or thereafter, the Licensee shall notify Licensor in writing at least ninety (90) days prior to the proposed termination date. In event that the Licensor intends to terminate, to be effective at the end of the term or thereafter, the Licensor shall notify the Licensee in writing at least thirty (30) days prior to the proposed termination date. In the event that both the Licensor and the Licensee intends to terminate the first notice validly delivered shall govern.

Termination: We may terminate the Agreement immediately without prior notice to you if:
o    you do not pay fees to us on time
o    you are in breach of any of your obligations under the Agreement

If we terminate the Agreement for any of these reasons it does not put an end to any then outstanding obligations you may have and you must
o    pay for additional services you have used
o pay the standard fee for the remainder of the period for which the Agreement would have lasted had we not ended it
o indemnify us against all costs and losses we incur as a result of the termination.

If the Centre is not available: In the unlikely event that we are no longer able to provide the services and accommodation at the Centre stated in the Agreement then the agreement will end and you will only have to pay standard fees up to the date it ends and for the Additional Services you have used.

When the Agreement ends you are to vacate the Centre immediately, leaving it in the same conditions it was when you took it, save for reasonable wear and tear. If you leave any of your own property in the Centre we may dispose of it in any way we choose without owing you any responsibility for it or any proceeds of sale. If you continue to use your Premises after the Agreement has ended:

o you are responsible for any loss, claim or liability we incur as a result of your failure to vacate on time
o we may, at our discretion, permit you an extension subject to surcharge on the standard fee.

Employees: You recognize that we have expended considerable time and expense in training our employees and that if you were to hire them, we would be put to additional training costs and suffer loss productivity. If, then, at any time during the term of the Agreement or 1 year afterwards you either hire one of our employees or recommend to a third party that they hire one of our employees and they do, you will pay us a procurement fee of $15,000.00 within 30 days of our providing you with an invoice for such fee.

Notices: All formal notices must be in writing and shall be deemed to be given at the time of actual delivery.

Applicable Law: The agreement is subject to the laws of Ontario. We both accept the non-exclusive jurisdiction of the courts of such jurisdiction.

FEES

Monthly Fee: The standard monthly fee is payable in advance in full by the 1st day of each month. For a period of less than a month the fee will be apportioned on a daily basis.

Contribution to Realty Taxes: You are responsible for your shear of all realty taxes which we are obliged to pay the owner of the building in which the Centre is located, such share being the ratio that the area of your Premises bears to all leaseable areas in the Centre. Your share is to be paid monthly on the 1st day of each month. For a period of less than a month the fee will be apportioned on a daily basis. Your initial monthly payments are set out in the Agreement and we may adjust such amount from time to time. When the actual amount of the realty taxes has been determined, we will provide you with an statement showing the appropriate adjustment, which is to be made within 10 days following the date we provide such statement to you. Such statement may not be provided until after the expiration of the term of this Agreement, but despite such expiration you will remain liable for making any adjustment reflected on such statement.

Additional Services: Fees for additional services are invoiced in arrears and payable within 15 days following receipt of invoice.

GST/PST: You agree to pay promptly all applicable GST/PST on all fees payable by you under this Agreement.

Payment Terms: All payments are to be made on or before the required date. All fees are payable without abatement, set-off or deduction for any reason and even if you have a dispute with us.

Security Deposit: The security deposit will be held by us as a security for performance of all your obligations under the Agreement. The security deposit, or any balance after deducting outstanding fees and other costs due to us, will be returned to you 30 days after the Agreement ends. You must replenish the security deposit to the full original amount if we ever apply any pert of it within 5 days of our demand.

Late Payment: If you do not pay fees when due, we may charge interest at the rate of 5% per month to a maximum of 24% per annum on the amounts outstanding. The Licensee agrees that should they default in payment of fees or any other amount payable hereunder, or in the performance of any other terms or conditions of this Agreement, then the Licensor, may, without notice, immediately re-enter and take possession of the Designated Package and this Agreement may, at the Licensor's option be terminated and the Licensee shall forthwith pay all monies owing or accruing up to the date of such termination.

Withholding Services: We may withhold services (including for the avoidance of doubt, denying you access to your Premises) while there are any outstanding fees and interest or you are in breach of the Agreement.

Assignment and Subletting: The Licensee under no circumstances may assign or sublet the Designated Package or any other part of the Premises without the written consent of the licensor, which consent may be unreasonably or arbitrarily withheld.

Subordination: The Agreement is subordinate to our lease with our landlord and to any other agreements to which our lease with our landlord is subordinate.


                                                               Licensee initials
                                                 --------------

SCHEDULE "A"
RULES AND REGULATIONS

1. Licensee's will conduct themselves in a business-like manner; proper attire will be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other Licensee's.

2. The Licensee shall not make any alterations to the Premises without prior written consent of Licensor.

3. Licensee will not affix anything to the walls of the Premises without the prior written consent of Licensor.

4. Licensee will not prop open any corridor doors or door connecting corridors after business hours.

5. All corridors, halls, elevators and stairways shall not be obstructed by Licensee or used for any other purpose other than egress and ingress.

6. No advertisement or identifying signs or other notices shall be inscribed, painted or affixed on any part of the corridors, doors or public areas.

7. The Licensee shall not, without Licensor's written consent, store or operate a photocopier or any other large business machines or reproduction equipment, or conduct cooking thereon, or use or allow to be used on the premises oil, burning fluids, gasoline, kerosene for heating, warming or lighting.

8. If the Licensee requires any special wiring for business machines or otherwise, such wiring, shall be done by, an electrician designated by Licensor. The electrical current shall be used for ordinary lighting purposes only unless written permission to do otherwise shall first have been obtained by Licensor at an agreed cost to the Licensee.

9. Licensor and its agents shall have the right to enter the premises at all reasonable hours for the purpose of making any repairs, alterations or additions which it shall be deemed necessary for the preservation, safety or improvement of said office without in any way being deemed or held to have committed an eviction of the Licensee therein.

10. The Licensee shall give Licensor immediate access to the premises to show said premises on Licensee giving notice of intent to vacate in accordance with the provisions of the Agreement. The Licensee shall in no way hinder Licensor from showing the premises.

11.  Licensee will bring no animals on the premises.

12. Licensee shall not remove furniture, fixtures or decorative material from the Premises without written consent of Licensor.

13. Attached as Schedule "B" are the Rules and Regulations attached to the Licensor's lease of the Premises, in which all Rules and Regulations shall be complied with by the Licensee.

SCHEDULE "B"
RULES AND REGULATIONS

The Licensee covenants and agrees that the Rules and Regulations shall in all respects be observed and performed by the Licensee, its employees and agents and, to the extent the Licensee can require the same, by its invitees and others over whom the Licensee can reasonably be expected to exercise control. The Landlord shall have available to it all remedies provided in this Lease and all other legal remedies available at law or in equity upon a breach of the Rules and Regulations obey the Licensee. The landlord may terminate this Lease forthwith upon such breach of, after Notice of such breach; the Licensee fails to remedy or commence to remedy such breach within ten (10) days or fails to diligently continue to rectify such breach following"

a)   ANIMAL, BIRDS AND BICYCLES
No animals, birds or bicycles shall be kept in the Leased premises. Bicycles may not be brought into the development except as directed by the Landlord and in no event may bicycles be brought into any elevators serving the Development.

b)   CARE OF INTERIOR OF LEASED PREMISES
The Licensee shall keep the interior of the Leased premises clean, orderly, and tidy at the end of each day for the purpose of permitting the performance of any care-taking and cleaning services of the Landlord. The Licensee shall keep perishable items properly refrigerated. The Licensee shall deposit all debris, trash and refuse in areas, at times, in such manner as the landlord shall reasonably designate.

c)   ELECTRICAL AND COMMUNICATIONS WIRING
The Landlord shall direct the location and manner of installation of all wiring and equipment in the Leased premises. There shall be no boring, cutting or installation of telephone, telegraphic, electric or other wiring without written consent of the Landlord.

d) LOADING, UNLOADING, DELIVERY AND MERCHANDISE AND USE OF ELEVATOR Deliveries, shipments and all loading and unloading of all items to and from the Leased Premises shall be made at such times, by means of such doorways, corridors and elevators and in such manner as the Landlord shall reasonably designate. The elevators in the Development shall not be used without prior approval of the Landlord for the movement of furniture, freight, supplies or equipment, and shall be left in clean condition following use.

e)   OBSTRUCTION OF PLUMBING AND WHASHROOM FACILITIES
The Licensee agrees that it will not use or permit its employees to use the plumbing or washroom facilities of the leased Premises or the Development for any purpose other than that for which they were construction.

f)   OVERLOADING OF FLOORS
The Licensee shall not permit any floor of the leased Premises to be loaded to more than fifty (50) pounds per square foot live load. All safes and other heavy objects liable to injure or destroy any part of Leased Premises or the Development shall be moved at such times by means and such persons as the Landlord shall reasonably direct. Upon the termination of this Lease, the Licensee shall forthwith inform the Landlord in writing of the combinations of all locks, safes and vaults in or on the Leased Premises.

g)   RADIO AND TELEVISION
The Licensee shall not install or use any radio, television or other similar device in the Leased Premises, which shall in any manner constitute a disturbance or any annoyance or any other Licensee in the Development. The Licensee shall not in any case erect or cause to be erected any aerial anywhere in the Development.

h)   RESTRICTIONS ON DANGEROU MATERIALS
The Licensee shall not keep, use sell or offer for sale in the Leased Premises anything of a dangerous, inflammable or explosive nature.

i)   RESTRICTIONS ON VENDING MACHINES ETC.
The Licensee shall not, without the written consent of the landlord permit in the Leased premises any coin-operated machines including telephones and machines vending food and beverage.


                                                               Licensee initials
                                                 --------------

SCHEDULE "B"
RULES AND REGULATIONS CONTINUED

j)   SECURITY SYSTEMS
No persons shall be allowed into the Development outside Business Hours without sufficient identification and a key to their office premises. Photo identification cards or magnetic access cards, if required by the Landlord upon entrance outside Business Hours, may be obtained from the Landlord at the Licensee's expense.

k)   SIGNS, ADVERTISING AND DISPLAYS
The Licensee shall not, in or about the Leased premises without the written consent of the Landlord, erect exterior signs, install window or door signs, affix window or door lettering, erect awnings or canopies or display advertising media or devices, which may been seen or heard outside the Leased premises.

The Licensee shall remove forthwith all signs, lettering, awnings, canopies and displays, which are found by Landlord to be objectionable. The Licensee shall indemnify and save harmless the Landlord from all claims, demands, loss or damage to any person or property arising out of or in any way caused by their erection, maintenance, or removal of any sign or other installation erected or installed on or about the exterior of the leased Premises. The Licensee shall at it won expense, maintain in good condition and repair all such signs, lettering awnings, canopies and displays and shall observe and comply with all requirements of any competent authority regarding the erection and maintenance of signs including payment of license or other fees.

l)   USE OF ENTRANCE ETC.
The sidewalks, entrances, lobbies, elevators, stairways and corridors of the Development shall not be obstructed by the Licensee or used by if for any other purposes than for ingress and egress to and from the Leased Premises and the Licensee shall not place or allow to be placed in any such areas any waste paper, dust, garbage, refuse or anything, whatever that shall tend to make such area appear unclean or untidy.

m)   WINDOWS AND WINDOW COVERINGS
The skylights and windows that reflect or admit light into any place in the Development shall not be covered or obstructed by the Licensee, and no awnings, curtains or blinds shall be installed without written consent of the Landlord. The Developments' standard window coverings shall remain in the lowered position at all times. Window coverings that are installed shall comply with the uniform scheme of the Development and shall have lining on the side facing the interior side of exterior windows. The Licensee shall not and shall not permit its employed, agents or invitees to throw anything out of the doors of the development or into any passageways, stairways, or elevator shafts of the Development.

n)   PEST CONTROL
The Licensee shall at its expense, and at such reasonable intervals as the Landlord may require, use such pest extermination contractors for the Leased Premises as the Landlord may direct. If the Licensee fails to exercise such pest control measures for the Leased Premises, and One Hundred and Fifteen percent of the cost thereof shall be payable forthwith by the Licensee upon demand by the Landlord.


















                                                               Licensee initials
                                                 --------------